UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2014

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Amendments to the 2012 Equity Incentive Plan and 2000 Stock Plan Prohibiting Cash Repurchases of Outstanding Awards.

At an Axcelis Technologies, Inc. (the “Company”) Board of Directors meeting held on November 13, 2014, amendments to both the Company’s 2012 Equity Incentive Plan and the Company’s 2000 Stock Plan were approved.  Both of these amendments provide that no award granted under the relevant plan shall be canceled in exchange for a cash payment from the Company to the award owner, except in the event of a recapitalization, stock acquisition, merger, consolidation or other form of corporate transaction in which a company other than the Company is the surviving, continuing, successor or purchasing entity and in which the stockholders of the Company receive consideration that is all or predominantly cash in exchange for their shares of common stock in the transaction.

Item 8.01    Other Events

Amendment of Governance Policy regarding Independent Chairman.  At the Company’s Board of Directors meeting held on November 13, 2014, amendments to the Company’s Governance Policies were approved.  The amended Governance Policies provide that beginning with the Company’s Annual Meeting of Stockholders in 2015, the Chairman of the Board shall be an Independent Director (as defined in the listing standards for The Nasdaq Stock Market) and shall not also serve as the Chief Executive Officer, other executive officer or employee of the Company during such director’s service as Chairman.  This new governance policy will be available on the Company’s website at axcelis.com/investors/corporate governance/governance documents.

Amendment of Governance Policy regarding Excise Tax Indemnification provisions in Executive Change of Control Agreements. At the Company’s Board of Directors meeting held on November 13, 2014, amendments to the Company’s Governance Policies were approved.  The amended Governance Policies provide that any change of control agreement entered into by the Company hereafter with any future executive officer of the Company shall not include a reimbursement for the effects, including federal, state and local income tax consequences, of any excise tax due on severance compensation, such as those currently due under Sections 280G and 4999 of the Internal Revenue Code. This new governance policy will be available on the Company’s website at axcelis.com/investors/corporate governance/governance documents.

Adoption of Executive Compensation Clawback Policy. At its meeting held on November 13, 2014, the Board of Directors adopted an Executive Compensation Clawback Policy which authorizes the Board to seek recovery of incentive cash and equity compensation as contemplated by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the Company’s policy authorizes a clawback of incentive compensation in the event of any violation of an agreement with the Company or of any policy of the Company (which would include violations of the Company’s Business Ethics policy or any applicable law) and also in the event of a voluntary departure to work for a competitor.  This new Executive Compensation

Clawback Policy will be available on the Company’s website at axcelis.com/investors/corporate governance/governance documents.

Modification to the Executive Officer and Director Stock Ownership Guidelines.  At the Company’s Board of Directors meeting held on November 13, 2014, the Company’s Executive Officer and Director Stock Ownership Guidelines were amended to make the following changes:

•                  Independent directors will be required to hold shares of the Company’s Common Stock having a value equal to three times the annual base retainer for independent directors;

•                  The Chief Executive Officer will be required to hold shares of the Company’s Common Stock having a value equal to three times the officer’s annual base pay; and

•                  Each executive officer will be required to retain 50% of the net shares purchased on an option exercise (after payment of the exercise price and tax withholding) until such officer meets the ownership guidelines.

All directors and executive officers are in compliance with the Company’s current Stock Ownership Guidelines and will have a period of five years from the date of the adoption of these new guidelines to meet the target ownership levels under the modified policy.  The modified holding period requirement will be effective January 1, 2015.  The modified Executive Officer and Director Stock Ownership Guidelines will be available on the Company’s website at axcelis.com/investors/corporate governance/governance documents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2014	Axcelis Technologies, Inc.

	By:	/s/ LYNNETTE C. FALLON
Lynnette C. Fallon
Executive Vice President, HR/Legal
and General Counsel